Exhibit 99.1

News Release

Nextel Communications Inc.
2001 Edmund Halley Drive
Reston, VA 20191
Contacts:
Media: Audrey Schaefer (240) 876-1588
Investors: Paul Blalock (703) 433-4300
NEXTEL COMMUNICATIONS COMPLETES ITS EXCHANGE OFFER AND
CONSENT SOLICITATION FOR ITS
7.375% SENIOR SERIAL REDEEMABLE NOTES DUE 2015, SERIES A,
6.875% SENIOR SERIAL REDEEMABLE NOTES DUE 2013, SERIES B, AND
5.95% SENIOR SERIAL REDEEMABLE NOTES DUE 2014, SERIES C
     RESTON, Va. –August 8, 2005 — Nextel Communications, Inc. (NASDAQ: NXTL) (“Nextel”) today announced that as of 12:00 midnight, New York City Time, on August 5, 2005 (the “Expiration Date”), holders of approximately 99% of the outstanding principal amount of Nextel’s (i) 7.375% Senior Serial Redeemable Notes due 2015, Series A, (ii) 6.875% Senior Serial Redeemable Notes due 2013, Series B and (iii) 5.95% Senior Serial Redeemable Notes due 2014, Series C (the “Series A Notes,” “Series B Notes” and “Series C Notes,” respectively, and collectively, the “Original Notes”) in the aggregate tendered Original Notes and delivered consents in connection with Nextel’s Offer to Exchange and Consent Solicitation announced on July 11, 2005. At the Expiration Date, $2,102,267,000 of the Series A Notes, $1,458,404,000 of the Series B Notes and $1,157,164,500 of the Series C Notes had been tendered for exchange and consents relating to the proposed amendments described below had been delivered in respect of such Original Notes.
     In accordance with the terms and conditions of the Offer to Exchange and Consent Solicitation, Nextel and the trustee under the indenture relating to the Original Notes have executed and delivered a first supplemental indenture containing the proposed amendments described in the Offer to Exchange and Consent Solicitation Statement, dated July 11, 2005 (the “Statement”). The amendments to the indenture include: (a) eliminating the covenant to provide financial information with respect to the Original Notes; (b) providing that certain of the restrictive covenants relating to the Original Notes will terminate upon the earlier of (i) the consummation of the proposed merger between a subsidiary of Sprint Corporation (“Sprint”) and Nextel or (ii) the Original Notes achieving a rating of investment grade; and (c) amending the provision relating to supplemental indentures to allow Nextel to amend the indenture and any notes issued thereunder without the consent of holders to provide additional rights or benefits to the holders or to effect other changes that do not adversely affect the legal rights of any holder under the indenture. The modified provisions regarding the termination of covenants described above apply only to the remaining outstanding Original Notes and not to the notes issued in exchange for the Original Notes.
     Pursuant to the Statement, Nextel also accepted for exchange: (i) $2,102,267,000 of the Series A Notes for an equal aggregate principal amount of newly issued 7.375% Senior

Serial Redeemable Notes due 2015, Series D, (ii) $1,458,404,000 of the Series B Notes for an equal aggregate principal amount of newly issued 6.875% Notes dues 2013, Series E, and (iii) $1,157,164,500 of the Series C Notes for an equal aggregate principal amount of newly issued 5.95% Notes due 2014, Series F (the “Series D Notes,” “Series E Notes” and “Series F Notes,” respectively, and collectively, the “Exchange Notes”). The terms of the Exchange Notes are substantially identical to the Original Notes with the following exceptions: (a) the Exchange Notes will have the benefit of a new covenant under which Nextel will undertake to seek from Sprint, which will be renamed “Sprint Nextel” following consummation of the proposed merger between Nextel and Sprint, a guarantee of all Nextel’s payment obligations with respect to the Exchange Notes; and (b) the Exchange Notes have the benefit of a new covenant with respect to the provision of financial information and reports similar to the existing covenant relating to the provision of financial information and reports, with the exception that if the Exchange Notes are subsequently guaranteed by a parent guarantor, the financial statements and reports required to be provided by such covenant may instead be provided by the parent guarantor. The provisions applicable only to the Exchange Notes are set forth in a second supplemental indenture entered into by Nextel and the trustee.
About Nextel
Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 264 million people live or work.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those related to the proposed merger between a subsidiary of Sprint and Nextel, those related to whether Sprint Nextel will provide a guarantee in respect of the Exchange Notes and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q filed in 2005. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.